UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2014

Eldorado Resorts, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36629	46-3657681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Liberty Street, Suite 1150 Reno, NV	89501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (775) 328-0100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                                           Termination of a Material Definitive Agreement.

(a)                                 On December 5, 2014, MTR Gaming Group, Inc. (“MTR”), a wholly owned subsidiary of Eldorado Resorts, Inc. (the “Company”) terminated its $20.0 million senior secured revolving credit facility (the “Credit Facility”).  The Credit Facility had a maturity date of August 1, 2016. There were no borrowings outstanding under the Credit Facility at the time of termination.

MTR terminated the Credit Facility because it determined that it had sufficient capital resources to meet its expected liquidity needs without incurring borrowings under the Credit Facility. MTR did not incur any fees or penalties in connection with the termination of the Credit Facility.

Item 8.01                                           Other Events.

As a result of the mergers between MTR and Eldorado HoldCo LLC (“HoldCo”) on September 19, 2014, an aggregate of 23,311,492 shares of the Company’s common stock were issued to the prior members of HoldCo in exchange for their membership interests in HoldCo.  Pursuant to the terms of the Agreement and Plan of Merger dated as of September 9, 2013 by and among MTR, HoldCo, the Company and certain affiliates of the Company and HoldCo (as amended, the “Merger Agreement”), 330,579 of the 23,311,492 shares of the Company common stock otherwise issuable to the prior members of HoldCo were placed in escrow to satisfy potential purchase price adjustments in favor of the Company, as more fully described under the caption “The Merger Agreement-Merger Consideration; Conversion of Shares and Membership Interests” in the Registration Statement on Form S-4 (File No. 333-192086).  On December 3, 2014, pursuant to the terms of the Merger Agreement, the Company, a representative of the prior members of HoldCo and a representative of the former MTR stockholders executed a joint instruction letter providing that pursuant to post closing purchase price adjustments made in accordance with the Merger Agreement, 25,290 of the escrowed shares of the Company common stock shall be returned to the Company and canceled and the remaining 305,289 escrowed shares of the Company common stock shall be disbursed to the prior members of HoldCo.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELDORADO RESORTS, INC., a Nevada corporation

Date: December 8, 2014	By:	/s/Gary L.Carano

Name: Gary L. Carano
Title: Chief Executive Officer

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